Exhibit 3

Names and Addresses of the Underwriters

BBVA Securities Inc.

1345 Avenue of the Americas, 44th Floor

New York, NY 10105

Goldman Sachs & Co. LLC

200 West Street

New York, NY 10282

Mizuho Securities USA LLC

1271 Avenue of the Americas

New York, NY 10020